Exhibit 10.44

LINDA F. POWERS : EMPLOYMENT AGREEMENT

Title/Position	CEO

Term of Agreement	2 years

Cash Comp (Salary)	$360,000

Cash Comp (Bonuses)	NA

Total New Equity Upon Signing	Options equivalent to 9% of equity (14,220,000 options), with an exercise price of 57 cents per share –
• 1/3 to vest upon signing,
• 1/3 to vest monthly over the 2 year term of this Agreement (197,500 per month), and
• 1/3 to vest pursuant to the performance milestones below

New Equity Linked To Milestones	Milestones to be determined by the Board

Termination	Your employment will be “at will” during the 2-year term of the Agreement. You may resign at any time during the term either with the amount of advance notice required below, or without such amount of advance notice (in which case certain consequences apply as described below). NWBT may terminate you at any time during the term “For Cause” or “Without Cause.”

Severance	3 months if you are terminated Without Cause, conditional upon reasonable cooperation and compliance with confidentiality, non-competition, best efforts and good faith throughout the severance period; the severance ceases when you begin a new position if that occurs prior to 3 mos

No severance if you resign or are terminated For Cause.

“Cause” includes, but is not limited to, malfeasance, material non-performance or materially inadequate performance following written notice or other communication from the Board of such cause and a reasonable period of time to cure it one time.

Effect of Termination On Options	If you are terminated “Without Cause,” all of the options which are part of the total earnable under this Agreement and which have not yet issued/vested will accelerate and become fully vested so long as you execute a separation and release agreement reasonably acceptable to the Company, and you do not directly or indirectly work for or with a Competing Company (as defined below) in any capacity (employee, director, adviser, collaborator, etc.) for 6 months after termination.

If you are terminated “For Cause,” the vesting of your options will stop; all of the options which are part of the total earnable under this Agreement and which have not yet qualified for issuance/vesting will become void and no longer available to be earned/vested. All of the options which have already issued/vested will expire thirty (30) days after such termination.

If you resign during the term of this Agreement, the vesting of your options will stop. If your resignation complies with the notice, non-competition and best efforts and good faith requirements below, your options will be exercisable for sixty (60) days following the last day of employment. If your resignation does not comply with the notice and best efforts and good faith requirements below, then your options will be partially forfeited as provided below, and the remainder will expire within thirty (30) days after such resignation.

Advance Notice of Resignation; Partial Clawback of Options	If you provide advance notice of at least 45 days, then you will not forfeit any issued/vested options.

If you provide notice of more than 30 days but less than 45 days, then you will forfeit any options issued/vested in preceding 60 days.

If you provide notice of less than 30 days, then you will forfeit any options issued/vested in preceding 90 days.

Best Efforts; Good Faith	During the advance notice period, you must devote best efforts, in good faith, to the Company’s business and any personnel transition, clinical trial transition and other transitions.

Benefits	Healthcare insurance [Company’s existing coverage]

Vacation	4 weeks – no carryover: use it or lose it [Company standard]

Tax and other reimbursement/ indemnification	Company will pay or reimburse any tax and/or other costs associated with or resulting from this Employment Agreement, including without limitation the exercise price of the options.

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Effect of Operation Change in Control	If a “true” (operational) change in control occurs (not a technical change in control due to investment in financing(s), then all of the options which are part of the total earnable under this Agreement and which have not yet issued/vested will accelerate and become fully vested.

Confidentiality	Execute or re-execute/extend Company’s standard CDA.

Assignment of Inventions	All inventions conceived or developed during term of Company employment by the Company must be assigned to the Company. (No “nights or weekends” exceptions.) Must execute assignment agreement and limited power of attorney enabling the Company to make filings and take actions necessary to implement such assignments of inventions.

Outside Activities	Outside professional activities are to be conducted in a manner compatible with professional obligations pursuant to this Employment Agreement.

Indemnification	To fullest extent allowed by law for any losses, damages, expenses, claims, etc. arising out of or relating performance of job (within scope of position, with proper internal approvals, etc.), including reasonable attorneys’ fees.

The parties hereby agree that execution of this Term Sheet Agreement constitutes a binding agreement of the parties. The parties also hereby agree to use best efforts, in good faith, as promptly as reasonably practicable after execution of this Term Sheet Agreement, to agree upon and execute the definitive agreement documents expressing more fully the same terms and conditions already expressed and agreed in this Term Sheet Agreement.

(signatures on following page)

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Agreed and Accepted:

NORTHWEST BIOTHERAPEUTICS		MS. LINDA F. POWERS

By:	/s/ Alton Boynton	/s/ Linda F. Powers

Name: Alton Boynton

Title: CEO

Date:	May 31, 2011	Date:	May 31, 2011

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